UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act

March 20, 2007
Date of Report
(Date of Earliest Event Reported)

AEGIS INDUSTRIES, INC.
(Exact name of Registrant as Specified in its Charter)

Nevada	333-122870	98-0420577
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

     104 South Second Street
Bellevue, Idaho
83313
(Address of Principal Executive Offices)

     831 402 4445
(Registrant's Telephone Number)

Major Creations Incorporated
Former Name of Registrant

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230. 425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 8.01 OTHER EVENTS

The Registrant has entered into a non-binding letter of intent (the “Letter”) to purchase all of the issued and outstanding shares of Z5 Technologies LLC (“Z5”). The shareholders of Z5 are not signatories to the Letter and, as a result, it is not binding upon them.

The Letter contemplates the Registrant performing a number of due diligence procedures on the business and affairs of Z5 including review of its financial statements. Z5 does not at this time have significant revenues.

The Letter contemplates the Registrant and the shareholders of Z5 enter into a definitive agreement on or before April 1, 2007 on similar terms and conditions as outlined in the Letter. To date, no definitive agreement has been entered into.

The Definitive Agreement shall provide for the contribution, by the Registrant, of twenty (20) million shares of common stock of the Registrant (the “Vend In Shares”), $500,000 in cash, to be paid on the third month anniversary of the Definitive Agreement and a note agreement worth $4,500,000 (the “Note”) in exchange for Class A membership interest in a newly formed Delaware limited liability company (“Newco LLC”) and the contribution by the members of Z5 of all of the membership interests in Z5 in exchange for Class B exchangeable membership interests in Newco LLC. The rights and restrictions of the Class A and Class B shares will be set out fully in the Definitive Agreement.

The Definitive Agreement shall provide that the Closing shall occur as promptly as practicable, but in all events on or before April 30, 2007 unless otherwise agreed by the parties thereto.

The Registrant does not have the funds available to it to meet its obligations under the Letter at this time and cannot say that these funds will be made available to it. Any attempt to raise these funds, through debt or equity financing, would likely result in dilution to existing shareholders and / or the granting of security on the assets of the Registrant, if any.

Upon Closing of the Definitive Agreement, the Registrant is to appoint as its Chairman and CEO Brendan Reilly, who will also be appointed as President of Newco LLC. Paul Evancoe is to remain as President of the Registrant and will, in the event that the Registrant’s acquisition of Aegis Industries, Inc., a Delaware corporation (“Aegis-Delaware”) is completed, be appointed as President of the Aegis-Delaware division of the Registrant.

Upon Closing of the Definitive Agreement, the Registrant will agree that it will effect the appointment to its Board of Directors two (2) persons chosen by Z5 (collectively, the “New Directors”) one of whom will be Brendan Reilly as Chairman, and agrees that it will appoint a third person in consultation and upon mutual agreement with Z5. Paul Evancoe will remain as a director of the Registrant and the Registrant shall appoint one additional nominee. The purpose of this clause is to ensure that the Board of Directors is balanced between the old board of directors and the New Directors, along with one independent director.

At an investor conference on March 21, 2007, the Registrant disclosed additional information related to its market focus and acquisition strategy.

The Registrant will, upon closing of the Z5 acquisition, attempt to focus on capturing new and growing market opportunities in Military C4ISR (Command, Control, Communications, Computers, Intelligence, Surveillance, Reconnaissance), Public Safety & Security, Commercial & Private Sector, Emerging Nations, the Oil & Gas industries and the Mining industry.

The Registrant also hopes to grow based on selective acquisitions of other companies and intends to target capabilities such as Mobile Command & Control, Secure Wireless Network Communications, Mobile Satellite Communications, Surveillance and Sensor Technologies, Incident Management Software, Tactical Power – “off-grid” and Less-than-lethal Technologies.

Z5 Technologies produces ruggedized mobile command, control, and communications network solutions. The Company designs, integrates, and manufactures rugged, lightweight, man-portable products and solutions for instantaneous tactical communications. Products include voice and data communications, mission command, security and mobile mesh networking technologies.

There can be no assurance given that the Registrant will proceed with any proposed acquisition of Z5 or that a definitive agreement will be entered into by the Registrant and the shareholders of Z5. There can be no assurance given that any terms and conditions on closing of the acquisition of Z5 will be met including the condition that Z5’s financial history must be auditable according to US GAAP standards so that audited, pro forma financial statements can be filed upon closing of any proposed acquisition.

EXHIBITS

10.1	Letter of Intent with Z5 Technologies LLC

10.2	Amendment to Letter of Intent

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

AEGIS INDUSTRIES, INC.

By: /s/ Paul Evancoe
Paul Evancoe, Director and President
Dated: April 2, 2007